EXHIBIT 1

October 29, 2004
FOR IMMEDIATE RELEASE
TSX:	ERF.UN
NYSE:	ERF

ENERPLUS RESOURCES FUND

ANNOUNCES CASH DISTRIBUTION

Enerplus is pleased to announce that a cash distribution in the amount of CDN$0.35 (thirty-five cents) per unit will be payable on November 20th, 2004, to all Unitholders of record at the close of business on November 10th, 2004. The ex-distribution date for this payment is November 8th, 2004.

The CDN$0.35 per unit is equivalent to approximately US$0.29 per unit if converted using a Canadian/US dollar exchange ratio of 1.22. The actual US dollar equivalent distribution will be based upon the actual US/Canadian exchange rate applied on the payment date and will be net of any Canadian withholding taxes that may apply.

The Fund’s new trailing twelve month distribution paid totals CDN$4.20 (four dollars and twenty cents) per unit. For further information, please contact Investor Relations at 1-800-319-6462 or e-mail investorrelations@enerplus.com.

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Except for the historical and present factual information contained herein, the matters set forth in this news release, including words such as “expects”, “projects”, “plans” and similar expressions, are forward-looking information that represents management of Enerplus’ internal projections, expectations or beliefs concerning, among other things, future operating results and various components thereof or the economic performance of Enerplus.  The projections, estimates and beliefs contained in such forward-looking statements necessarily involve known and unknown risks and uncertainties, which may cause Enerplus’ actual performance and financial results in future periods to differ materially from any projections of future performance or results expressed or implied by such forward-looking statements. These risks and uncertainties include, among other things, those described in Enerplus’ filings with the Canadian and U.S. securities authorities.  Accordingly, holders of Enerplus Trust Units and potential investors are cautioned that events or circumstances could cause results to differ materially from those predicted. Enerplus disclaims any responsibility to update these forward-looking statements.